ARTICLES OF AMENDMENT
          (BY THE BOARD OF DIRECTORS OR INCORPORATORS)



    1.   The name of the corporation is EMC Energies, Inc.

    2.   Article IV, first paragraph, is amended as follows:

    The aggregate number of shares which the corporation shall have authority to issue is Ten Million (10,000,00) shares of common stock of a par value of $.001 per shares. No shareholder shall have the pre-emptive right to acquire unissued or treasury shares of the corporation.

    3. If the amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

    There is not an exchange, reclassification or cancellation of issued shares.

    4.   The date of each amendment's adoption is: January 27, 2000.

    5. The amendment was adopted by the Board of Directors by shareholder consent of a majority of the issued and outstanding shares of the corporation.

Date: January 27, 2000                    ________/s/_____________
                                   Jennifer Ngo, President